Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 OPERATING RESULTS, SEPTEMBER SALES RESULTS AND PLANS FOR MEMBERSHIP FEE INCREASES

ISSAQUAH, Wash., October 5, 2011 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 28, 2011, its September sales results, and its plans for membership fee increases.

Net sales for the fiscal 2011 fourth quarter were $27.59 billion, an increase of 17 percent from $23.59 billion in the 16-week fourth quarter of fiscal 2010 ended August 29, 2010. This year’s 16-week period included sales from the Company’s Mexico joint venture; otherwise the increase would have been 14 percent.

Net sales for the 52-week fiscal year 2011 were $87.05 billion, an increase of 14 percent from $76.25 billion last year; excluding Mexico sales, the increase would have been 11 percent.

Comparable sales for the 16-week fiscal fourth quarter and the 52-week fiscal year 2011, including Mexico for last year and this year, were as follows:

	16 Weeks	52 Weeks
U.S.	10%	7%
International	19%	16%
Total Company	12%	10%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales for the sixteen-week and fifty-two-week periods were as follows:

	16 Weeks	52 Weeks
U.S.	6%	5%
International	10%	10%
Total Company	7%	6%

Net income for the fourth quarter of fiscal 2011 was $478 million, or $1.08 per diluted share, compared to $432 million, or $.97 per diluted share, during the fourth quarter of fiscal 2010. Net income for fiscal 2011 was $1.46 billion, or $3.30 per diluted share, compared to $1.30 billion, or $2.92 per diluted share, during fiscal year 2010. The fourth quarter this year included a $32 million pretax LIFO charge ($.04 per diluted share); for all of fiscal 2011 the LIFO charge was $87 million pretax ($.12 per diluted share), compared to no LIFO charge in fiscal 2010. The consolidation of Mexico had no impact on net income or earnings per share attributable to Costco.

For the five-week reporting month of September, ended October 2, 2011, the Company reported net sales of $8.61 billion, an increase of 15 percent from $7.51 billion during the similar five-week period last year. Both this year’s and last year’s five-week periods include sales from Mexico.

Comparable sales for the five-week retail-reporting month of September were as follows:

5 Weeks
U.S.	11%
International	14%
Total Company	12%

Comparable sales for the five-week period, excluding the positive impacts from gasoline inflation and foreign exchange, were as follows:

5 Weeks
U.S.	7%
International	10%
Total Company	8%

The Company also announced that effective November 1, 2011, it will increase annual membership fees by $5 for U.S. Goldstar (individual), Business, Business add-on and Canada Business members. With this increase, all U.S. and Canada Goldstar, Business and Business add-on members will pay an annual fee of $55. Also effective November 1, U.S. and Canada Executive Membership annual fees will increase from $100 to $110, and the maximum 2% reward associated with Executive Membership will increase from $500 to $750. The fee increases will impact a little over 22 million members, roughly half of which are Executive Members.

Costco currently operates 592 warehouses, including 429 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, nine in Japan, eight in Taiwan, seven in Korea, and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to seven additional warehouses (including one relocation) in the next three months of fiscal 2012, prior to the end of calendar year 2011.

A conference call to discuss these fiscal 2011 fourth quarter and year-end operating results is scheduled for 7:00 a.m. (PT) today, October 5, 2011, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	August 28, 2011	August 29, 2010	August 28, 2011	August 29, 2010
REVENUE
Net sales	$27,588	$23,592	$87,048	$76,255
Membership fees	590	533	1,867	1,691

Total revenue	28,178	24,125	88,915	77,946
OPERATING EXPENSES
Merchandise costs	24,680	21,024	77,739	67,995
Selling, general and administrative	2,712	2,401	8,682	7,840
Preopening expenses	22	9	46	26
Provision for impaired assets and closing costs, net	2	3	9	8

Operating income	762	688	2,439	2,077
OTHER INCOME (EXPENSE)
Interest expense	(36)	(34)	(116)	(111)
Interest income and other, net	46	30	60	88

INCOME BEFORE INCOME TAXES	772	684	2,383	2,054
Provision for income taxes	272	247	841	731

Net income including noncontrolling interests	500	437	1,542	1,323
Net income attributable to noncontrolling interests	(22)	(5)	(80)	(20)

NET INCOME ATTRIBUTABLE TO COSTCO	$478	$432	$1,462	$1,303

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.09	$0.99	$3.35	$2.97

Diluted	$1.08	$0.97	$3.30	$2.92

Shares used in calculation (000’s)
Basic	436,596	437,071	436,119	438,611
Diluted	443,518	444,289	443,094	445,970

Dividends per share	$0.240	$0.205	$0.890	$0.770

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	August 28, 2011	August 29, 2010
ASSETS
Cash and cash equivalents	$4,009	$3,214
Short-term investments	1,604	1,535
Receivables, net	965	884
Merchandise inventories	6,638	5,638
Deferred income taxes and other current assets	490	437

Total current assets	13,706	11,708
Property and equipment, net	12,432	11,314
Other assets	623	793

TOTAL ASSETS	$26,761	$23,815

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$900	$26
Accounts payable	6,544	5,947
Other current liabilities	4,606	4,090

Total current liabilities	12,050	10,063
Long-term debt, excluding current portion	1,253	2,141
Deferred income taxes and other liabilities	885	681

Total liabilities	14,188	12,885

Total Costco stockholders’ equity	12,002	10,829
Noncontrolling interests	571	101

Total equity	12,573	10,930

TOTAL LIABILITIES AND EQUITY	$26,761	$23,815